EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-149816) pertaining to 3SBio Inc.’s 2006 Stock Plan, and

2)	Registration Statement (Form S-8 No. 333-170926) pertaining to 3SBio Inc.’s 2010 Equity Incentive Plan;

of our reports dated April 30, 2013, with respect to the consolidated financial statements of 3SBio Inc. and the effectiveness of internal control over financial reporting of 3SBio Inc. included in this Annual Report (Form 20-F) of 3SBio Inc. for the year ended December 31, 2012.

Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
April 30, 2013